Exhibit 4.70

Certain portions of this Exhibit have been omitted pursuant to a request for “Confidential Treatment” under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been redacted and bracketed in the request and appear as [*] in the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission.

AMENDMENT

to the Clinical Trial Agreement between
Amarin Neuroscience Limited
and
University of Rochester

WHEREAS, University of Rochester (“University”) and Amarin Neuroscience Limited (“Sponsor”) are currently under contract whereby University has undertaken certain activities related to a clinical trial research study entitled: “A Multi-Center, Double-Blind, Randomized, Parallel Group, Placebo-Controlled Trial of Ethyl-EPA (Miraxiontm) in subjects with Mild to Moderate Huntington’s Disease (TREND-HD)”, and

WHEREAS, University and Sponsor have agreed to enter into Protocol Amendment Number 2, to extend the open-label protocol treatment period and procedures for an additional six months; therefore

THIS AMENDMENT does hereby amend the Clinical Trial Agreement (hereinafter, the “Agreement”) between Sponsor and University, dated March 18, 2005 as follows:

1.	The parties agree that protocol number AN01.01.0011, attached to the Agreement as Exhibit A, amended in accordance with Protocol Amendment Number 2, attached hereto as Exhibit A-1; and the Budget for the Study, attached to the Agreement as Exhibit C, is fully and completely replaced by the amended budget attached hereto as Exhibit C-1.

2.	The Scope of Work for the Study, attached to the Agreement as Exhibit B, shall remain unchanged and shall apply to all activities specified in protocol number AN01.01.001, as amended herein.

Except as provided herein, all terms and conditions of the Agreement, as heretofore amended, remain unchanged.

AMARIN NEUROSCIENCE LIMITED		UNIVERSITY OF ROCHESTER

BY:		BY:

Name: Title:	R. Stewart CEO		Cheryl N. Williams Sr. Research Administrator Office of Research & Project Administration

DATE:	8/12/06	DATE:	11/28/06

EXHIBIT A-l

Protocol Amendment Number 2

AMENDMENT 2

VERSION: November 27, 2006

[*]

Summary of Changes to Protocol ANA01.01.0011

Amendment #2  November 17, 2006

[*]

University of Rochester
Clinical Trials Coordination Center
Budget for Miraxion
Sponsor: Amaria

Exhibit C-1

[*]

University of Rochester
Clinical Trials Coordination Center
Budget for Miraxion
Sponsor: Amarin

Exhibit C-1a

Payment Schedule for Miraxion (TREND HD) Study — Exclusive of Site Payments

Total Due from Amarin	$[*]
Less: Site Payments (and UR indirects on payments)	−$[*]

Total CTCC / HSG Operating Costs	$[*]

							Months
				Actual /			Between
Milestone:	Percent Due	Amount Due		Projected Date		Balance Remaining	Payments

Execution of Contract	[*]%	$	[*]	3/30/2005	Paid	$[*]	0
First Patient Dosed	[*]%	$	[*]	11/29/2005	Paid	$[*]	8
Enrollment 25% Complete	[*]%	$	[*]	3/14/2006	Paid	$[*]	4
Enrollment 75% Complete	[*]%	$	[*]	7/18/2006	Paid	$[*]	4
Data Transfer to Amarin — All Subjects 6 Mo. Complete	[*]%	$	[*]	1/31/2007		$[*]	6
Last Subject Enrolled enters OLE	[*]%	$	[*]	7/15/2007		$[*]	6
Final Data Base to Amarin	[*]%	$	[*]	3/31/2008		$[*]	9
Final Study Results Available	[*]%	$	[*]	5/31/2008		$[*]	2

Totals	100%	$	[*]